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                                                                    EXHIBIT 10.9

[AMAZON.COM LETTERHEAD]
June 23, 1999

Mr. Joseph Galli
2809 Boston Street, Apt. 110
Baltimore, MD  21224

RE:     OFFER OF EMPLOYMENT

Dear Joe:

        On behalf of Amazon.com, Inc. (the "Company"), I am very pleased to offer you the position of President and Chief Operating Officer. This letter, as amended and restated on September 30, 1999, clarifies and confirms the terms of your employment with the Company.

1.      START DATE

        Unless we mutually agree otherwise, you will commence employment on June 24, 1999 (the "Start Date").

2.      SALARY

        Your starting salary will be $16,666.70 per month, ($200,000 annualized), payable monthly in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

3.      BONUS

        In addition to your base salary, you will be entitled to a $7,900,000 signing bonus. The signing bonus will be payable in three installments:
$2,900,000 on the Start Date, $3,000,000 on the first anniversary of the Start Date, and $2,000,000 on the second anniversary of the Start Date.

4.      BENEFITS

        You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. The Company's current vacation policy is to provide you with two weeks paid vacation per year in the first year of your employment and three weeks per year thereafter during the term of your employment. You are also eligible to participate and to enroll in our major medical plan of the first entry date following the commencement of your employment.

5.      STOCK OPTIONS

        As we discussed, the company takes a long-term approach to investment, and its employees are its most important investment. Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefore be, owners. To this end, and subject to Board of Directors' approval, you will be granted a 20-year option to purchase 735,000 shares of Amazon.com


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common stock, which will vest at the rate of 73,500 shares at the end of each year of employment during the first 10 years of employment. In addition, you will be granted a 20-year option to purchase 1,225,000 shares of Amazon.com common stock, which will vest at the rate of 122,500 shares at the end of each year of employment after the first 10 years of employment. The strike price on your stock option grants will be the fair market value per share of such stock on the Start Date.

        If you are an employee of the Company on the fourth anniversary of the Start Date, the Company commits to pay you a bonus or bonuses (the "Bonus Commitment"), over a period of seven years (i.e., beginning on the fourth anniversary and ending on the eleventh anniversary of the Start Date) so long as you continue to be employed by the Company (the "Bonus Period"), equal to a maximum of $20 million (the "Maximum Bonus Value") less the amount that the aggregate fair market value of the shares of stock issued upon exercise of the options vesting during the first 10 years of your employment (the "Covered Stock") exceeds the aggregate exercise price of such options. The terms of the Bonus Commitment will be as follows:

        (a) When you sell shares of Covered Stock during the Bonus Period, the Company will pay to you the excess, if any, of (i) the product obtained by multiplying (x) the Maximum Bonus Value by (y) the Applicable Percentage (as defined below) over (ii) the aggregate Net Sales Price of the Covered Stock sold by you; provided, however, that in no event shall the Company be obligated to make a payment to you if the sum of (1) the aggregate Net Sales Price of all shares of Covered Stock sold by you since the Start Date and (2) the aggregate payments made to you by the Company pursuant to the Bonus Commitment equals or exceeds the Maximum Bonus Value multiplied by a fraction, the numerator of which is the number of shares of Covered Stock sold by you since the Start Date and the denominator is 735,000 (proportionally adjusted for stock splits and similar events).

        (b) The Applicable Percentage shall be equal to the number of shares of Covered Stock sold by you in the applicable transaction divided by 735,000 (proportionally adjusted for stock splits and similar events).

        (c) The Net Sales Price shall be the sales price of the applicable Covered Stock without deduction of selling expenses or commissions less the exercise price for the applicable Covered Stock.

        (d) Notwithstanding whether the Bonus Period has expired, the Bonus Commitment shall terminate with respect to sales of Covered Stock after the earlier of (i) termination of your employment by you or termination of your employment by the Company with Cause (as defined below) and
        (ii) 90 days after termination of your employment by the Company without Cause.

        (e) Notwithstanding anything to the contrary in the foregoing provisions, if your employment terminates due to your death or because you become unable to perform your duties on account of a permanent disability (as defined from time to time in the Company's long-term disability income plan) or if the Company terminates your employment without Cause, and such termination occurs during the four years between the Start Date and the beginning of the Bonus Period, then you shall be entitled to the Bonus Commitment (and the Bonus Period shall be deemed to have been effective) for any sales of Covered Stock on or before the date that is 90 days after the effective date of the termination of your employment.

        Your option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option. All share amounts will be proportionately adjusted for stock splits and similar events.
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6.      TERMINATION OF EMPLOYMENT

        Your employment may be terminated at any time by you with 30 days' prior written notice to the Company's Board of Directors or by the Company with or without Cause. The following matters will provide the Company with justification for termination of your employment with "Cause":

        (a)     any act of fraud or embezzlement,

        (b) any material breach by you of your Confidentiality, Noncompetition and Invention Assignment Agreement with the Company,

        (c) your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud,

        (d) any act of dishonesty or misconduct (whether in connection with your responsibilities as an employee of the Company or otherwise) that either materially impairs the Company's business, goodwill or reputation or materially compromises your ability to represent the Company with the public, or

        (e) your material failure to perform your lawful duties to the Company after receiving written notice from the Company's Board of Directors describing such failure in reasonable detail.

7.      PAYMENTS UPON TERMINATION OF EMPLOYMENT

        The payments to which you will be entitled to receive from the Company and amounts, if any, of the signing bonus that you will be obligated to repay to the Company upon termination of your employment will be as follows:

        (a) If before the first anniversary of the Start Date you terminate your employment or if the Company terminates your employment with Cause, the Company will not be obligated to pay you the second and third installments of the signing bonus and you must repay the Company a proportionate amount of the first installment of the singing bonus based on the number of days elapsed from the Start Date to the effective date of termination of your employment divided by 365.

        (b) If before the second anniversary of the Start Date you terminate your employment or if the Company terminates your employment with Cause, the Company will not be obligated to pay you the third installment of the signing bonus and you must repay the Company a proportionate amount of the second installment of the signing bonus based on the number of days elapsed from the first anniversary of the Start Date to the effective date of termination of your employment divided by 365.

        (c) If before the third anniversary of the Start Date you terminate your employment or if the Company terminates your employment with Cause, you must repay the Company a proportionate amount of the third installment of the signing bonus based on the number of days elapsed from the second anniversary of the Start Date to the effective date of termination of your employment divided by 365.

        (d) If you terminate your employment or if the Company terminates your employment with or without Cause, the Company will pay you any accrued and unpaid base salary (subject to normal withholding and other deductions) to the effective date of termination of your employment. The Company may offset against its payment of accrued and unpaid base salary any amount you owe the Company under clause (a), (b) or (c) above.
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8.      CONFIDENTIALITY, NONCOMPETITION AND INVENTION ASSIGNMENT AGREEMENT

        As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement. The Company's willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement. As further compensation for satisfaction of your obligations under that agreement, the Company will pay you $100,000 on the Start Date.

        You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of three years after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

9.      ADDITIONAL PROVISIONS

        Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification.

        If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

        If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy to me on or prior to June 24, 1999.

        We are very excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

                                        Sincerely,

                                        /s/ JEFFREY P. BEZOS
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                                        Jeffrey P. Bezos
                                        Chairman and Chief Executive Officer
                                        Amazon.com, Inc.



ACCEPTANCE

I accept employment with Amazon.com, Inc. under the terms set forth in this letter:

/s/ JOSEPH GALLI, JR.
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Signature

Printed Name: Joseph Galli, Jr.
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